EXHIBIT 10.1

PROMISSORY NOTE

$235,178,640.00	Oxford, Massachusetts December 17, 2010

FOR VALUE RECEIVED, Angelo P. Lopresti and Nikolai Platonov, as Trustees of THE VALENTIN GAPONTSEV TRUST I,  a trust created by trust indenture dated December 17, 2010, and not individually or in any other capacity (the "Maker") hereby promise to pay to the order of Valentin P. Gapontsev, of Worcester, Massachusetts  (the “Holder”) on the 9th anniversary of this Note the principal sum of Two Hundred Thirty-Five Million One Hundred Seventy-Eight Thousand Six Hundred Forty and 00/100 Dollars ($235,178,640.00) (or so much thereof as shall not have been prepaid) and to pay interest on the entire unpaid balance hereof on each anniversary of this Note at the rate of one and fifty-three one hundredths percent (1.53%) per annum.  Said principal and interest payments shall be paid, in cash, by wire transfer or by check, at such address or to such bank account as Holder shall designate in writing.

This Note may be prepaid at any time and from time to time, in whole or in part, at the option of the undersigned, with interest accrued on the amount to be prepaid, without premium or penalty.  Any amount of principal or interest not paid when due shall bear interest from the date when due until paid.

This Note shall become immediately due and payable without demand or notice if (1) any court of competent jurisdiction shall enter a decree or order not vacated or stayed within sixty (60) days from the date of entry (a) appointing a receiver of the Maker or (b) approving a petition for the adjudication of the Maker as a bankrupt or insolvent or (2) the Maker shall itself file any such petition or take or consent to any other action seeking any such judicial order or shall make an assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due or (3) the Maker shall fail to pay any installment of interest within (30) days after receipt of notice of demand for payment.  Any delay or failure to enforce any of these provisions shall not waive or change any of the Holder’s rights in enforcing the same.

In the event of the default in the payment of this Note, the Maker hereby promises to pay all costs, charges and expenses, including reasonable attorney’s fees, incurred by the Holder.

This Note shall be binding upon Maker and their legal representatives, successors and assigns, and shall inure to the benefit of Holder and his legal representatives, heirs and assigns.  Notwithstanding the foregoing, the Maker is entering into this Note solely in their capacity as Trustees and not individually or in any other capacity and this Note is without recourse under any circumstances to the personal or corporate assets of any Trustee.

  This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to its principles of conflicts of law.  The Maker hereby consents to service of process, and to be sued, in the Commonwealth of Massachusetts and consents to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, for the purpose of any suit, action, or other proceeding arising hereunder, and expressly waives any and all objections they may have to venue in any such courts.

MAKER:

THE VALENTIN GAPONTSEV TRUST I

/s/ Angelo P. Lopresti
ANGELO P. LOPRESTI, as Trustee and not individually or in any other capacity

/s/ Nikolai Platonov
NIKOLAI PLATONOV, as Trustee and not individually or in any other capacity